CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 10-K of Cortronix Biomedical Advancement Technologies Inc. (formerly Pana-Minerales S.A.) for the year ended August 31, 2012, of our report dated December 12, 20111 relating to the financial statements for the years ended August 31, 2011 and 2010, and for the period from October 4, 2006 (date of inception) to August 31, 2011 listed in the accompanying index.

/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPA’s, Inc. Murray, Utah December 14, 2012